Exhibit 10.1

SEVENTH AMENDMENT TO EQUITY RESIDENTIAL 2002 SHARE INCENTIVE PLAN

THIS SEVENTH AMENDMENT (the “Seventh Amendment”) to EQUITY RESIDENTIAL 2002 SHARE INCENTIVE PLAN (“Plan”) is executed as of the 10th day of June, 2008. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Plan.

RECITALS

WHEREAS, the Board of Trustees of Equity Residential (the “Company”) adopted the Plan on February 21, 2002, which was approved by the shareholders of the Company at the 2002 annual meeting.

WHEREAS, the Company entered into a First Amendment to the Plan dated as of February 7, 2003, a Second Amendment to the Plan dated as of June 10, 2003, a Third Amendment to the Plan dated as of April 25, 2005, a Fourth Amendment to the Plan dated as of February 1, 2006, a Fifth Amendment to the Plan dated as of October 1, 2006 and a Sixth Amendment to the Plan dated as of March 15, 2007.

WHEREAS, the Company desires to amend the Plan to make the vesting schedule and other terms of Options granted the Company’s Trustees after the date hereof the same as the Options granted the Company’s executive officers.

WHEREAS, the Company desires to amend the Plan to clarify how the issuance price of Shares awarded under the Plan is determined.

NOW THEREFORE, the Plan is further amended as follows:

1.      Participation. Paragraph 3(b) is hereby deleted in its entirety and the following paragraph is substituted therefor:

(b)

Board of Trustees. Each member of the Board of Trustees (excluding the Chairman of the Board and the employee trustees) will receive an annual award (relating to the Trustee’s term as Trustee for the one-year period following the subsequent shareholders’ meeting at which trustees are elected) of Share Awards and Options equal to $75,000 in value on the same day as the annual grant of Share Awards and Options to the Company’s executive officers. The annual $75,000 award will be allocated between Options (using the same valuation criteria and vesting schedule utilized by the Committee in its executive officer Option grants) and Share Awards (using the same issuance price and vesting schedule utilized by the Committee in its executive officer Share Award grants), in the same ratio as approved by the Committee for the annual long-term compensation awards to the Company’s executive officers. The annual award of Share Awards and Options is also subject to the Trustee receiving the grant being re-elected as a Trustee at the subsequent shareholders’ meeting. If an individual first becomes a Trustee following the annual award, the Trustee will receive a grant of Share Awards and Options in the same ratio as the prior annual Trustee’s grant equal to $75,000 multiplied by a fraction, the numerator of which is the number of days left in said one-year term from the date of such Trustee’s election or appointment to the Board of Trustees, until the anniversary of the immediately preceding shareholders’ meeting at which trustees were re-elected, and the denominator of which is 365. Trustees may, in addition to Options and Share Awards awarded under this paragraph, also receive grants of Options and Share Awards under paragraph 3(a).

2.      Shares Subject to the Plan. The last sentence in Paragraph 4 is hereby deleted in its entirety and the following sentence is substituted therefor:

“For purposes of this Plan, the “Fair Market Value” of a Share shall equal the closing price paid for Shares on the New York Stock Exchange on the applicable day for which such Fair Market Value is being determined.”

3.      Share Options. Paragraph 6(c) is hereby deleted in its entirety and the following paragraph is substituted therefor:

(c)

General Exercisability. Each Option granted under paragraph 3 shall be exercisable, either in whole or in part, at such time or times as shall be determined by the Committee at the time the Option is granted or at such earlier times as the Committee shall subsequently determine, but in no event later than the Option’s “Expiration Date” (defined below). The Committee may establish performance goals to be achieved within such periods as may be selected by it in its discretion using such measures of performance of the Grantee, the Company and/or its subsidiaries as it may select. The “Expiration Date” with respect to an Option or any portion thereof granted under paragraph 3 means the date established by the Committee at the Date of Grant (subject to any earlier termination by the Committee), but in no event later than the date which is ten (10) years after the date on which the Option is granted. All rights to purchase Shares pursuant to an Option shall cease as of the Option’s Expiration Date.

4.      Plan In Full Force And Effect. After giving effect to this Seventh Amendment, the Plan remains in full force and effect.

IN WITNESS WHEREOF, this Seventh Amendment has been executed as of the date first written above.

EQUITY RESIDENTIAL

By:	/s/ Bruce C. Strohm
Bruce C. Strohm
Executive Vice President and General Counsel